Exhibit 10.1

DESCRIPTION OF DIRECTOR COMPENSATION

Our non-employee director compensation program consists of both a cash component and an equity component. Non-employee directors are also able to elect to receive their annual base retainers in equity, as further described below. We do not compensate members of the Board of Directors or committees on a per-meeting basis.

Annual Retainers

Our non-employee directors received annual base retainers in the amounts set forth below.

Base Retainer	Board of Directors Chair	$75,000
	Other directors	$45,000
Committee Chair Retainer	Audit Committee	$20,000
	Compliance Committee	$15,000
	Compensation and Talent Committee	$15,000
	Nominating and Governance Committee	$10,000
	Science and Technology Committee	$25,000
Committee Member Retainer	Audit Committee	$10,000
	Compliance Committee	$7,500
	Compensation and Talent Committee	$7,500
	Nominating and Governance Committee	$5,000
	Science and Technology Committee	$7,500

We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.

Election to Receive Retainers in Cash or Equity

Each non-employee director may make an annual election to receive his or her annual base retainer (but not committee retainers) either wholly in cash or to receive either 50% or 100% of that retainer in fully vested shares of Common Stock under our 2004 Equity Incentive Plan (“2004 EIP”) of equal value. Non-employee directors electing to receive 50% or 100% of their annual base retainer in fully vested Common Stock will receive such shares on the first business day of each calendar quarter for which the election is in effect.

Initial and Annual Equity Grants to Non-Employee Directors

Non-employee directors receive grants of stock awards under the 2004 EIP. Non-employee directors receive an initial option grant of 35,000 shares on joining the Board of Directors. Continuing directors receive an annual option grant of 10,000 shares and an annual restricted stock unit (“RSU”) grant 5,000 shares. Generally, an initial option grant to a director vests monthly over three years. The annual option grants to continuing directors vest monthly over one year, and the annual RSU grants to continuing directors are subject to 100% cliff vesting on the one-year anniversary of the RSU grant. Our Board of Directors continues to have discretion to grant options to new and continuing non-employee directors. A non-employee director that resigns from the Board of Directors has one year following resignation to exercise vested options, but such one-year period may be extended at the discretion of the Compensation and Talent Committee.